As filed with the Securities and Exchange Commission on March 27, 2003
                         Registration No. 333- _________



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT 0F 1933




                             TRACK DATA CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   22-3181095
                      (IRS Employer Identification Number)


                                95 ROCKWELL PLACE
                            BROOKLYN, NEW YORK 11217
                                 (212) 522-7373
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                      MARTIN KAYE, EXECUTIVE VICE PRESIDENT
                                95 ROCKWELL PLACE
                            BROOKLYN, NEW YORK 11217
                                 (718) 522-0222
  (Name, address, including zip code, and telephone number, including area code, of agent for service)



                             2002 STOCK OPTION PLAN
                           (Full title of option plan)



     Copies of all Communications to:          Oscar D. Folger, Esq.
                                               521 Fifth Avenue
                                               New York, New York 10175
                                               (212) 697-6464



                         CALCULATION OF REGISTRATION FEE

   TITLE OF
 SECURITIES                             PROPOSED MAXIMUM  PROPOSED MAXIMUM
    TO BE               AMOUNT TO BE     OFFERING PRICE      AGGREGATE          AMOUNT OF
  REGISTERED            REGISTERED (1)    PER SHARE (2)   OFFERING PRICE (2)  REGISTRATION FEE

  Common Stock,      2,500,000 shares       $.52            $1,300,000             $105.17
$.01 par  value


(1) The Registration Statement also includes an undeterminable number of additional Shares that may become issuable pursuant to anti-dilution provisions of the Plan.

(2) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Common Stock as reported by Nasdaq NMS on March 21, 2003.



PROSPECTUS
                             TRACK DATA CORPORATION
                        ________________________________

                        2,500,000 Shares of Common Stock
                        ________________________________

This Prospectus relates to 2,500,000 shares of Common Stock of Track Data Corporation (the "Company"), par value $.01 per share (the "Shares"), which are issuable pursuant to the 2002 Stock Option Plan (the "Plan"). Any Shares, which are offered, will be offered for the respective accounts of the Selling Shareholders. This Prospectus does not relate to the sale or issuance by the Company of any securities. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The Company will receive proceeds at the respective exercise prices upon exercise of the options.

                           __________________________

Our common stock is traded on the Nasdaq National Market System under the symbol "TRAC." On March 21, 2003, the last reported sale price of the common stock on Nasdaq was $.54 per share.

See "Risk Factors" beginning on page 2 for information that should be considered by prospective investors.

You should read the entire prospectus carefully before you make your investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holder is offering to sell, and seeking offers to buy, shares of Track Data common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                           __________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           __________________________

Information contained herein is subject to completion or amendment. A registration statement for these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                  The date of this Prospectus is March 27, 2003


                                ABOUT TRACK DATA

     Track Data Corporation (the "Company") is a financial services company that owns Track Data Securities Corp. ("TDSC"), a registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. The Company provides a proprietary, fully integrated Internet-based online trading and market data system, proTrack, for the professional institutional traders and myTrack, for the individual trader. The Company also operates Track ECN, an electronic communication network that enables traders to display and match limit orders for stocks. The Company provides real-time financial market data, fundamental research, charting and analytical services to institutional and individual investors through dedicated telecommunication lines and the Internet. The Company also disseminates news and third-party database information from more than 100 sources worldwide. The Company's operations are classified in two business segments: (1) market data services and trading, including ECN services, to the institutional professional investment community, and (2) Internet-based online trading and market data services to the non-professional individual investor community. The Company also engages in arbitrage trading.

     The Company maintains offices in the U.S. and Europe, with its executive offices located at 95 Rockwell Place, Brooklyn, New York 11217. Its telephone number is 212-943-4555 or 718-522-7373.


                                  RISK FACTORS

An investment in the offered shares involves a high degree of risk. Prospective investors should understand that they may lose their investment and should consider carefully the following risk factors in making their investment decision. This prospectus contains and incorporates by reference forward-looking statements, which are intended to fall within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Examples include the discussion under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K for the year ended December 31, 2002. These statements are based on current expectations that involve a number of uncertainties including those set forth in the following risk factors. Actual results could differ materially from those results projected in these forward-looking statements.

RECENT DECLINES IN OUR OPERATING RESULTS. Our results since 2001 have been adversely affected by downturns in stock prices and trading volume, and by cutbacks in the number of professional traders employed by securities firms. These trends continue. Our recent results are also being adversely affected by our new pricing for ECN services that results in significantly lower gross profit margins on trade executions. Our revenues are derived primarily from the securities industry and related services, and we expect this business to continue to account for almost all of our revenues. We have been directly and indirectly affected by economic and political conditions, broad trends in business and finance and changes in the conditions of the securities markets in which our customers trade. Further, acts of war or terrorism could have an adverse affect on our business. Over the past several years the securities markets have fluctuated considerably. The downturn in this market in 2002 has adversely affected our operating results. Since August 2001, we have experienced a decline in revenues and profits from our Professional Market segment due principally to a reduction in customers' staffing. This downtrend is continuing in 2003. In addition, we experienced a significant decline in revenues from our retail trading business since the fourth quarter of 2001. During 2002 and continuing in 2003, the markets for technology and Internet-related stocks have been especially volatile, and the significant downturn has had an even greater effect on us because a substantial portion of our myTrack customers invest in these types of stocks. Retail investors have left the market, curtailed trading or are trading with competitors. In previous major stock market declines, many firms in the securities industry suffered financial losses, and the level of individual investor trading activity decreased after these events. Trading volume was low in 2002, and our profitability was adversely affected because a significant portion of our costs do not vary with revenue. For these reasons, severe market fluctuations have affected our business, and are likely to continue until the economy and the stock market becomes more steady. These factors may result in further deteriorating financial condition and result in operating losses.

OUR STOCK, PRESENTLY LISTED ON NASDAQ NATIONAL MARKET SYSTEM, MAY BE DELISTED. Our common stock is listed on Nasdaq's National Market System. We received a delisting notice from Nasdaq because we have not maintained a closing bid price of at least $1.00 that is required for continued listing. The continued listing of our shares on the National Market System depends on a possible deferral of the minimum bid price requirement that is now being considered by the SEC and Nasdaq. Any deferral that is adopted by the SEC and Nasdaq is expected not to extend beyond September 8, 2003, and may terminate before then. Should our shares be delisted from the National Market System, we expect that, subject to certain conditions, our shares may be listed on the Nasdaq SmallCap Market until September 8, 2004 whether or not our shares meet the minimum bid price requirement. If our common stock was delisted, trading, if any, in our common stock would thereafter be conducted on the Pink Sheets or Bulletin Board. As a result, an investor may find it more difficult to dispose of, and to obtain accurate quotations as to the value of the common stock.

CORPORATIONS WHO HAVE GREATER FINANCIAL, TECHNICAL AND MONETARY RESOURCES THAN WE DO COULD LIMIT OUR ABILITY TO MAINTAIN OR INCREASE MARKET SHARE. We operate in a highly competitive market with other distributors of financial and business information, some of whom have substantially greater financial resources. The industry in which we compete is characterized by developments requiring rapid adaptation to provide competitive products and services. We believe that increased competition within the online services market could result in reduced market share, price reductions, and increased spending on marketing and product development, which could have a materially adverse effect on our financial condition and result in operating losses.

TECHNICAL RISKS INVOLVED WITH NEW SERVICES AND PRODUCTS MAY CAUSE THEIR INTRODUCTION TO BE UNTIMELY, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO REMAIN COMPETITIVE. Our future success will depend in large part on our ability to develop and enhance our services and products. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant technical risks in the development of new or enhanced services and products, including the risk that we will be unable to effectively use new technologies, adapt our services and products to emerging industry standards, or develop, introduce and market enhanced or new services and products.

If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services and products do not achieve market acceptance, our business could be adversely affected resulting in deteriorating financial condition and operating losses.

WE ARE HEAVILY DEPENDENT UPON ELECTRONIC SYSTEMS WHICH ARE SUBJECT TO FAILURE DUE TO MANY FACTORS OVER WHICH WE HAVE LITTLE OR NO CONTROL. We receive and process customer trade orders through electronic means such as the Internet and dial-up links to our private computer networks. In addition, execution of customer trades is made through a series of computerized processing systems and links to third parties. Thus, we depend heavily on the capacity and reliability of the electronic systems supporting this type of trading. Heavy use of our systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. High trading volume may cause significant delays in executing trading orders, resulting in some customers' orders being executed at prices they did not anticipate. These occurrences are dissatisfying to our customers, who may file formal complaints with us or industry regulatory organizations, initiate regulatory inquiries or proceedings, file lawsuits against us, switch brokers or cease online trading altogether. While we constantly monitor system loads and performance and regularly implement system upgrades to handle predicted increases in trading volume and volatility, we cannot assure you that we will be able to accurately predict such future volume increases or volatility or that our systems will be able to accommodate such volume increases or volatility without failure or degradation.

System failures or service interruptions could cause substantial losses for our customers and result in decreased commission revenues from customer trading activities and in loss of customer accounts, customer inability to satisfy margin obligations and harm to our reputation and the perception of our trading system's reliability. Any significant degradation or failure of our trading systems or any other systems in the trading process could cause customers to suffer delays in trading. During a systems failure, we may not be able to process the volume of telephone orders placed by our customers. Additionally, a natural disaster, power or telecommunications failure or act of war, may cause an extended systems failure. Computer viruses or unauthorized access to or sabotage of our network by a third party could also result in system failures or service interruptions.

THE FUTURE SUCCESS OF OUR MARKET DATA, ECN AND ONLINE BROKERAGE BUSINESSES WILL DEPEND ON THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our future success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high speed modems and broadband services, for providing reliable Internet access and services.

Many Internet service providers, which provide our customers with access to the Internet, and other suppliers of Internet systems and components have experienced a variety of outages and other delays as a result of damage to portions of their infrastructure and other technical problems and could face similar outages and delays in the future. Such outages and delays are likely to affect the level of Internet usage and the processing of transactions and are not within our control. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may require us to incur substantial data processing development and compliance costs. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility and quality of service, remain unresolved. These issues may negatively affect the growth of Internet use or the attractiveness of commerce and communications on the Internet and, therefore impede our ability to grow.

WE DEPEND ON THIRD PARTIES FOR IMPORTANT ASPECTS OF OUR BUSINESS OPERATIONS. We presently offer online trading to our myTrack customers utilizing Penson Financial Services, Inc. to clear trades for our customers. If they were unable or unwilling to provide these services, we would need to find a suitable replacement. The failure to find a suitable replacement or to come to an agreement with an acceptable alternate provider on terms acceptable to us could materially adversely affect our business, resulting in increased operating losses and the loss of customers.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND COMPLIANCE FAILURES COULD ADVERSELY AFFECT OUR BUSINESS. Track Data Securities Corp., a wholly-owned subsidiary of the Company, is the broker-dealer for our customers and is subject to extensive regulation covering all aspects of the securities business, including registration of offices and personnel, sales methods, acceptance and execution of customer orders, handling of customer funds and securities, trading practices, capital structure, record keeping, conduct of directors, officers and employees and supervision.

The various governmental authorities and industry self-regulatory organizations that supervise and regulate Track Data Securities and our clearing firm, Penson Financial Services, Inc., generally have broad enforcement powers to censure, fine, issue cease-and-desist orders or suspend or expel us or any of our officers or employees who violate applicable laws or regulations. Their ability to comply with all applicable laws and rules is largely dependent on their establishment and maintenance of compliance and reporting systems, as well as their ability to attract and retain qualified compliance and other personnel. They could be subject to disciplinary or other regulatory or legal actions in the future due to noncompliance.

Recently, various regulatory and enforcement agencies have been reviewing systems capacity, customer access, best execution practices, and other service issues as they relate to the discount and online brokerage industry. These could result in enforcement actions, new regulations, or the retroactive application of existing regulations, any of which could result in increased expenditures and increased losses.

In addition, we use the Internet as a major distribution channel to provide products and services to our customers. Due to the increasing popularity of the Internet, it is possible that new laws and regulations may be adopted dealing with such issues as user privacy, content and pricing. Such laws and regulations might increase our cost of using, or limit our ability to use, the Internet as a distribution channel, which could cause increased operating losses.

WE ARE RESPONSIBLE FOR ANY LOSSES INCURRED BY OUR CLEARING BROKER FROM CUSTOMER ACCOUNTS INTRODUCED BY US. Our customers' securities activities are transacted on either a cash or margin basis. In margin transactions, the clearing broker extends credit to our customers, subject to various regulatory margin requirements, collateralized by cash and securities in the customers' accounts. However, we are required to either obtain additional collateral or to sell the customer's position if such collateral is not forthcoming. We are responsible for any losses on such margin loans, and have agreed to indemnify our clearing broker for losses that the clearing broker may sustain from the customer accounts introduced by us.

OUR OPERATIONS WOULD BE INTERRUPTED IF THE SERVICES OF OUR CLEARING BROKER, WHO CAN CANCEL ON 45 DAYS NOTICE, ARE TERMINATED. Track Data Securities is dependent on the operational capacity and the ability of its clearing broker for the orderly processing of transactions. Track Data Securities' clearing agreement with Penson may be terminated by either party, upon 45 days prior written notice. Termination or material interruptions of services provided by Track Data Securities' clearing broker would have a material adverse effect on our delivery of services to our customers. Track Data Securities' agreement with its clearing broker provides that the clearing broker process all securities transactions for the accounts of Track Data Securities customers. Services of the clearing broker includes billing and credit extension, control and receipt, custody and delivery of securities.

COMPETITION COULD INCREASE IF THIRD PARTIES OBTAIN ACCESS TO OUR PROPRIETARY INFORMATION OR INDEPENDENTLY DEVELOP SIMILAR TECHNOLOGIES BECAUSE OF THE LIMITED PROTECTION FOR OUR INTELLECTUAL PROPERTY. Third parties may copy or obtain and use our proprietary technologies, ideas, know-how and other proprietary information without authorization or independently develop technologies similar or superior to our technologies. Policing unauthorized use of our technologies and other intellectual property is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. Furthermore, the laws of other jurisdictions may afford little or no effective protection of our intellectual property rights.

OUR PRINCIPAL STOCKHOLDER MAY BE ABLE TO CONTROL MATTERS REQUIRING A STOCKHOLDER VOTE, SUCH AS UNSOLICITED TAKEOVERS WHICH MAY PREVENT INVESTORS FROM RECEIVING A PREMIUM ON THEIR SHARES. As of February 28, 2003, Barry Hertz, Track Data's Chairman, directly or indirectly controlled 26,613,880 shares of Track Data's common stock or approximately 53% of our shares. He may be in a position to control the outcome of matters requiring a stockholder vote, including the election of directors. Such control could have the effect of discouraging, or making more difficult, an unsolicited acquisition of us by means of a tender offer, a proxy contest or otherwise, even though an unsolicited acquisition could have resulted in our stockholders receiving a premium for their shares or be otherwise economically beneficial to them.

OUR EXECUTIVE OFFICERS DO NOT HAVE EMPLOYMENT CONTRACTS AND MAY LEAVE AT ANY TIME. Our success is highly dependent upon the efforts and abilities of our executive officers, particularly Mr. Barry Hertz, the Chairman of the Board and Chief Executive Officer. The loss of services of one or more of our executive officers for any reason may result in extensive search costs, expensive replacement costs, and loss of that executive's expertise.

OUR RIGHT TO ISSUE PREFERRED STOCK COULD DILUTE OR DIMINISH THE VALUE OF EXISTING INVESTORS' COMMON STOCK. Our governing documents authorize the issuance of up to one million shares of preferred stock without stockholder approval, with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. Depending on the designations, rights and preferences of a particular issuance of preferred stock, such issuance could adversely affect the market value of our common stock.

OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT. Our governing documents authorize the issuance of up to one million shares of preferred stock without stockholder approval, with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

SUCCESS OF STOCKHOLDER ACTIONS AGAINST DIRECTORS IS LESS LIKELY AS OUR DIRECTORS' LIABILITY FOR THEIR ACTIONS IS LIMITED AND WE MAY INDEMNIFY THEM IF THEY ARE SUED. Our governing documents limit the liability of our directors for breach of their fiduciary duty of care. The effect is to eliminate liability of directors for monetary damages arising out of negligent or grossly negligent conduct. Stockholder actions against a director of Track Data for monetary damages can only be maintained upon a showing of certain factors and not for such director's negligence or gross negligence in satisfying his duty of care. The factors required to obtain monetary damages are a breach of the individual director's duty of loyalty to Track Data, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit, or an illegal dividend or stock purchase. These documents also provide for indemnification as permitted by Delaware law. However, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Track Data pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

IT IS UNLIKELY THAT WE WILL PAY DIVIDENDS. We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends in the foreseeable future. There can be no assurance that our operations will result in sufficient earnings to enable us to pay dividends. It is anticipated that earnings, if any, will be used to finance our growth.


                                 USE OF PROCEEDS

     All of the shares of common stock are being sold by the selling security holders for their own account. We will not receive any of the proceeds from the sale of any shares, except for proceeds received upon exercise of options. Any proceeds received from the exercise of options will be used for general corporate purposes. See "Plan of Distribution."


                              MATERIAL DEVELOPMENTS

     Since the Company's most recent filing of its Annual Report on Form 10-K for the year ended December 31, 2002, no material developments have occurred.


                              SELLING SHAREHOLDERS

     The securities are being offered on behalf of a number of employees, officers, directors and consultants of the Company. The list below sets forth the current officers and directors on whose behalf securities are being offered hereby. Unless otherwise indicated, the addresses for all of the Selling Shareholders are 95 Rockwell Place, Brooklyn, NY 11217.

                        SECURITIES OWNED  SECURITIES TO   SECURITIES OWNED
NAME AND ADDRESS         BEFORE OFFERING   BE SOLD (6)     AFTER OFFERING
----------------        ----------------  -------------   ----------------

Barry Hertz (1)(5)        26,613,880           -0-        26,613,880

Martin Kaye (2)               38,400           -0-            38,400

Jay Gelman                     -0-             -0-             -0-

Abraham Biderman               -0-             -0-             -0-

Jack Spiegelman (3)           64,000           -0-            64,000

E. Bruce Fredrikson (2)
Syracuse University
School of Management
Syracuse, NY 13244            28,000           -0-            28,000

Stanley Stern (4)             44,000           -0-            44,000

Charles Zabatta                -0-             -0-             -0-



 ---------------
* = less than 1%

(1) Consists of 24,380,532 shares owned by Mr. Hertz, 2,138,400 shares owned by Trusts established in the names of Mr. Hertz's children and 94,948 shares held by a family LLC managed by Mr. Hertz who owns 8% of such LLC. Mr. Hertz disclaims beneficial interest in shares owned by the Trust and 92% of the family LLC not owned by him.

(2)  Consists of shares owned of record.

(3) Consists of 60,000 shares owned of record and 4,000 shares owned by his wife as to which Mr. Spiegelman disclaims beneficial interest.

(4) Consists of 19,000 shares owned of record and 25,000 shares held in the Track Data Phantom Unit Trust to be released upon his termination of association with the Company, or earlier with approval of the Board of Directors.

(5) After this offering, Mr. Hertz would own or control approximately 53% of the Company's Common Stock

(6) No options have been granted as of the date of this prospectus pursuant to the 2002 Stock Option Plan. Does not include options granted pursuant to other stock option plans.


                              PLAN OF DISTRIBUTION

     The shares are being offered for the respective accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of any Shares by the Selling Shareholders. The Company will receive proceeds from the exercise prices of any options which are exercised by the Selling Shareholders.

     The sale of Shares by the Selling Shareholders may be effected from time to time in brokerage transactions, in negotiated transactions, through the writing of options on the Shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

     The Selling Shareholders and any broker-dealers who act in connection with the sale of the shareholders hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.


                                     EXPERTS

     The consolidated financial statements of Track Data Corporation incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for each of the three years in the period ended December 31, 2002 have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

     Certain legal matters in connection with the validity of the securities offered by this prospectus will be passed on for the Company by Oscar D. Folger, Esq., New York, New York. Mr. Folger owns 9,248 shares of our common stock. Mr. Folger also has options to purchase 50,000 shares of the Company's common stock.


                           DESCRIPTION OF COMMON STOCK

     Track Data is authorized to issue 300,000,000 shares of common stock, $.01 par value. All of the outstanding shares of common stock are fully paid, validly issued and non-assessable.

     Holders of shares of common stock are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of common stock. Upon liquidation, dissolution or winding up of Track Data, after payment of creditors and the holders of any senior securities, the assets will be divided pro rata on a per share basis among the holders of shares of common stock. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock, nor are there any preemption rights.

     Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights, which means that the holders of more that 50% of the common stock can elect 100% of the Directors if they choose to do so. The By-laws require that only a majority of the issued and outstanding shares of common stock need be represented to constitute a quorum and to transact business at a stockholders' meeting.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The Securities and Exchange Commission ("SEC") allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we terminate the offering of these shares.

     The following documents of our Company which have been filed with the SEC are hereby incorporated by reference in this prospectus:

SEC Filing                             Content

Annual Report on Form 10-K              Year ended December 31, 2002

Definitive Proxy for August 13, 2002    Appendix A - 2002 Stock Option Plan
    Annual Meeting of Stockholders


You may request a copy of these documents, at no cost, by writing to:

Track Data Corporation
95 Rockwell Place
Brooklyn, NY 11217
Attention: Investor Relations
Telephone: (718) 522-7373


            LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

     The Company's Certificate of Incorporation includes a provision that eliminates or limits the personal financial liability of the Company's directors, except in situations where there has been a breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 174 of the Delaware General Corporation Law relative to unlawful payment of dividends, stock purchases or redemptions, or any transaction from which the director derived an improper personal benefit. In addition, under its Certificate of Incorporation and By-Laws as well as under separate agreements, the Company is required to indemnify its officers and directors to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers, including Track Data Corporation, may be found. This prospectus is part of a registration statement that we filed with the SEC, registration No. 333-_________ The registration statement contains more information than this prospectus regarding the Company and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.




                             TRACK DATA CORPORATION
                              ____________________

                        2,500,000 Shares of Common Stock
                              ____________________

                                   PROSPECTUS
                              ____________________



                                 March 27, 2003









     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                                     PART II

                     INFORMATION REQUIRED IN THE PROSPECTUS

ITEM 3.  Incorporation of Documents by Reference.
         ---------------------------------------

          See "Incorporation of Certain Information by Reference."

ITEM 4.  Description of Securities.
         -------------------------

          See "Description of Common Stock.".

ITEM 5.  Interest of Named Experts and Counsel.
         -------------------------------------

          See "Legal Matters."

ITEM 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     The Company has entered into agreements with each director in which the Company agrees to indemnify each director and officer to the maximum extent permitted by law.

     The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The Certificate of Incorporation also provides as follows:

     A director, or former director, shall not be liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the General Corporation Law of the State of Delaware, pertaining to the liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

     Section 145. Indemnification of officers, directors, employees and agents; insurance.

     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such persons shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
          (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  Exemption from Registration Claimed.
         -----------------------------------

          Not applicable.

ITEM 8.  Exhibits.
         ---------

(24)  (a)    Consent of Oscar D. Folger (includes opinion required by Exhibit 5)
(24)  (b)    Consent of Grant Thornton LLP
(28)         Form of 2002 Stock Option Plan (1)

---------------
(1) Incorporated by reference from Exhibit A to Definitive Proxy for August 13, 2002 Annual Meeting of Stockholders.



ITEM 9.  Undertakings.
         ------------

          The undersigned registrant hereby undertakes:

          A. To file, during any period in which offers or sales are being made, a post-effective amendment of this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any additional or changed material information on the plan of distribution.

               Provided, however, that paragraphs (A)(i) and (ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          D. The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registant pursuant to any charter provisions, by-laws, contract, arrangements, statute or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on the 24th day of March, 2003.

                                   TRACK DATA CORPORATION


                                   By                /s/
                                     -----------------------------------------
                                        Barry  Hertz
                                        Chairman  of  the  Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.




SIGNATURE            TITLE                                      DATE
-------------------  -----------------------------------------  --------------

    /s/              Chairman of the Board and                  March 24, 2003
-------------------  Chief Executive Officer
Barry Hertz

    /s/              Chief Operating Officer,  Chief            March 24, 2003
-------------------  Financial Officer, Secretary and Director
Martin Kaye

    /s/              Executive Vice President                   March 24, 2003
-------------------  and Director
Jay Gelman

    /s/              Senior Vice President - Customer           March 24, 2003
-------------------    Relations and Director
Stanley Stern

    /s/              Director                                   March 24, 2003
-------------------
Abraham Biderman

    /s/              Director                                   March 24, 2003
-------------------
E. Bruce Fredrikson

    /s/              Director                                   March 24, 2003
-------------------
Jack Spiegelman

    /s/              Director                                   March 24, 2003
-------------------
Charles Zabatta
